Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of March, 2008 by and between Exactech, Inc., a Florida corporation (hereinafter called the “Company”), and William (Bill) Petty, M.D. (hereinafter called the “Executive”).

Recitals

A. The Executive is currently serving as the President and Chief Executive Officer and as Chairman of the Board of Directors (the “Board”) of the Company.

B. The Company and the Executive are parties to an Employment Agreement (the “Old Agreement”), dated as of December 20, 2002, pursuant to which the Company engaged the services of the Executive.

C. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

D. The Board recognizes that the Executive’s contribution to the growth and success of the Company has been substantial and desires to retain the services of the Executive and to compensate him therefor.

E. The Company and the Executive desire to terminate the Old Agreement and enter into this Agreement.

F. The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company.

G. The Executive is willing to continue to make his services available to the Company on the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1. Termination of Prior Agreements. Any and all prior agreements relative to the rendering of services by the Executive to the Company, including without limitation, the Old Agreement, shall automatically terminate upon the execution of this Agreement, and the provisions of this Agreement, alone, shall govern the relationship between the parties. Upon the execution of this Agreement, each of the parties hereto shall thereupon and thereby, without any further action, release and forever discharge the other from any and all liabilities and obligations of any nature arising out of or in connection with any and all such prior employment agreements, understandings or agreements. Notwithstanding the foregoing, the Company’s obligation to pay royalties to the Executive pursuant to Section 3.2 of the Old Agreement shall survive such termination as provided in Section 3.2 below.

2. Employment.

2.1 Employment and Term; Chairman Position. The Company shall employ the Executive as Chief Executive Officer and the Executive shall serve the Company in that capacity, on the terms and conditions set forth herein, for the period commencing January 1, 2008 (the “Effective Date”) and expiring on December 31, 2010 (the “Term”), unless extended or sooner terminated as hereinafter set forth. To the extent the Executive continues to be eligible for such election pursuant to the guidelines set forth by the Company’s Board of Directors and nominating procedures, the Company agrees to nominate the Executive for election to the Company’s Board of Directors as Chairman at the Company’s annual meeting in 2009 for a term expiring on the date of the annual meeting of shareholders in 2012, which election shall be subject to approval by the Company’s shareholders.

2.2 Duties of Executive. The Executive shall serve the Company as Chief Executive Officer and as Chairman of the Board and shall have such powers and authority commensurate with such position, shall diligently perform all services as may be reasonably assigned to him by the Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote substantially all of his working time and attention to the affairs of the Company. It is understood that the Executive, being a licensed physician and a certified orthopaedic surgeon, may from time to time serve as an assistant surgeon or as surgeon in orthopaedic surgical cases. These surgeon responsibilities provide personal insight for the Executive into the Company’s and other products and provides Executive surgical experiences that he can discuss with the Company’s customers and potential customers. The Executive may or may not receive remuneration from other entities for the performance of these physician duties.

2.3 Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices except for required travel on the Company’s business to an extent reasonably required by his Executive responsibilities.

2.4 Continued Employment. Beginning on January 1, 2011 (or anytime during the Term set forth in Section 2.1 at the Executive’s sole discretion), the Company shall employ the Executive in another mutually agreeable executive level position until December 31, 2013 (the “Subsequent Term”). During this Subsequent Term, the Executive shall be paid a total salary per annum no less than 70% of the average total base salary and incentive compensation paid to the Executive during the last two years as Chief Executive Officer of the Company, which shall be paid in substantially equal installments consistent with the Company’s normal payroll schedule and payroll practices in effect from time to time, subject to applicable withholding and other taxes.

3. Compensation.

3.1 Base Salary. Effective January 1, 2008, the Executive shall receive a base salary at a rate equal to $498,000 per annum (the “Base Salary”) during the Term, such Base Salary to be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. During the Term, the Executive may receive such increases in Base Salary in such amounts and at such times as may be determined in the sole discretion of the Board (or the Compensation Committee).

3.2 Royalty. The Company shall continue to pay royalties to the Executive in the amount of 0.5% on Optetrak™ knee product domestic sales and 0.25% on Optetrak™ knee product international sales on a quarterly basis. The royalties shall be computed as of the end of each calendar quarter using those methodologies historically used by the Company in determining the amount of such royalties to be paid to the Executive prior to the Effective Date of this Agreement. The royalties to which the Executive is entitled for any calendar quarter shall be paid in a lump sum payment by the 15th day of the third month following the end of such calendar quarter. Maximum royalties to be paid to the Executive under this Agreement shall not exceed $150,000 per annum. The agreement to pay royalties will continue throughout the Term of the Agreement and the Subsequent Term. The obligation to pay royalties will terminate on such date on which the Executive is no longer actively supporting the Optetrak™ knee product line on which such royalties are based.

3.3 Additional Compensation. In addition to the Base Salary and royalties described in Sections 3.1 and 3.2 above, during the Term the Executive shall also be entitled to receive annual bonuses and/or equity awards in such amounts and at such times as may be determined in the sole discretion of the Board (or the Compensation Committee and Stock Option Committee thereof) and in accordance with the Company’s Management Incentive Plan or such other incentive plans as may be adopted by the Company from time to time, including, without limitation, during the Executive’s tenure as Chief Executive Officer, a cash bonus of no less than 50% of his annual base salary and an equity award of no less than 100% of his annual base salary. Any bonuses that the Executive may be entitled to receive pursuant to this Section 3.3 shall be paid to the Executive in the time and manner as set forth in the Company’s Management Incentive Plan or other incentive plan, whichever applicable, subject to applicable withholding and other taxes.

4. Expense Reimbursement and Other Benefits.

4.1 Expense Reimbursement. During the Term and Subsequent Term, the Company will reimburse Executive, upon the submission of supporting documentation by the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment. All reimbursement payments shall be made as soon as administratively practicable following the date that the Executive submits the request for reimbursement and supporting documentation but no later than the end of the calendar year following the calendar year in which the expense was occurred.

4.2 Other Benefits. During the Term and Subsequent Term, the Executive shall be entitled to receive such benefits of employment as are generally available to other executive officers of the Company, which benefits are now in effect or hereafter instituted during the Term and Subsequent Term of this Agreement. If such benefits are taxable, the Company shall ensure that terms of the benefits will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder (collectively, “Section 409A”). Without limiting the foregoing, the Company shall, upon the request of the Executive, obtain or shall continue in force comprehensive major medical and hospitalization insurance coverages, either group or individual, for the Executive, and shall obtain or continue in force disability and/or life insurance for the Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Term and Subsequent Term on terms substantially similar to those maintained with respect to the other employees of the Company. The Policies to be provided by the Company shall be on terms as determined by the Board from time to time. Nothing paid to the Executive under any plan or agreement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, incentive compensation and/or royalties payable to the Executive pursuant of this Agreement.

4.3 Working Facilities. During the Term and Subsequent Term, the Company shall furnish the Executive with an office, secretarial support and such other facilities and services suitable to his position and adequate for the performance of his duties.

4.4 Automobile Expense Reimbursement. During the Term and Subsequent Term, the Company shall reimburse the Executive at the maximum reimbursement rate per mile provided for in the Internal Revenue Code of 1986, as amended, in connection with Executive’s use of his automobile for Company business. All reimbursement payments shall be made as soon as administratively practicable following the date that the Executive submits the request for reimbursement and supporting documentation but no later than the end of the calendar year following the calendar year in which the expense was occurred.

4.5 Leave. The Company shall allow the Executive 344 hours of paid leave time each calendar year for vacation and sick leave, under the Company’s PPTO (paid personal time off) plan. All leave time of greater than 16 consecutive hours must be scheduled with the Company in advance. Carryovers of unused leave time from year to year shall be governed by Company policies and procedures as may be in place from time to time; provided, however, that the policies and procedures comply with Section 409A to the extent the carryover of unused leave time is deferred compensation that is subject to Section 409A.

5. Termination. During the Term and Subsequent Term, the following provisions shall apply:

5.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall only mean (i) any action or omission of the Executive which constitutes a willful and material breach of this Agreement, which is not cured or as to which diligent attempts to cure have not commenced within thirty (30) business days after receipt by the Executive or notice of same, which notice specifies the conduct necessary to cure such breach; (ii) fraud, embezzlement, theft or misappropriation against the Company to the extent involving amounts in excess of one thousand dollars; (iii) willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company; (iv) a determination by at least 66-2/3% of the members of the Board of Directors that there has occurred a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board and/or the Executive’s duties and responsibilities hereunder; or (v) the conviction of the Executive, or a plea of nolo contendere, for any criminal act which is a felony. Any termination for Cause shall be made in writing to the Executive, which notice of termination shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company’s Board regarding the acts set forth in this notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, and shall continue to pay to the Executive royalties in accordance with Section 3.2 hereof. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

5.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a consecutive period of more than one hundred eighty (180) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination, in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, and shall continue to pay to the Executive royalties in accordance with Section 3.2. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). This provision shall be construed so as to comply with the ADA, if applicable.

5.3 Death. In the event of the death of the Executive during the Term and Subsequent Term hereunder, the Company shall pay to the personal representative of the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1).

5.4 Termination Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder for any reason other than as set forth in Sections 5.1, 5.2 or 5.3 upon thirty (30) days’ written notice to the Executive; provided however, that upon any such termination pursuant to this Section 5.4, the Executive shall be entitled to the following:

(i) The Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice. The Base Salary shall be paid in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time;

(ii) The Company shall pay to the Executive any unpaid bonuses accrued through the effective date of termination specified in such notice. The bonuses (if any) shall be paid at such times and in such manner as set forth in the Company’s Management Incentive Plan or other incentive compensation plan as may be in effect from time to time;

(iii) Subject to the Executive’s execution of a general release referred to in Section 5.8 hereof and subject to compliance with the covenants set forth in Section 6 hereof, the Company shall continue to pay to the Executive the Base Salary he was receiving at the time of termination of his employment for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of termination of employment. The Base Salary shall be paid in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time; provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A), no payment shall be made before the earlier of (1) the date that is six (6) months after the Executive’s termination of employment; or (2) the date of the Executive’s death. All payments, if any, that otherwise would have been paid within six (6) months of the date of the Executive’s termination of employment shall be accumulated during the applicable six (6) month period and shall be paid at the earliest date which complies with the requirements of Section 409A;

(iv) Subject to the Executive’s execution of a general release referred to in Section 5.8 hereof and subject to compliance with the covenants set forth in Section 6 hereof, the Executive shall also continue to receive other payments for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of termination of employment, the amount of which shall be determined in accordance with the terms and conditions set forth in Sections 2.4 and 3.3, whichever applicable, and in accordance with the terms and conditions of the

Company’s Management Incentive Plan or other incentive compensation plan as may be adopted by the Company from time to time; provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A), no payment shall be made before the earlier of (1) the date that is six (6) months after the Executive’s termination of employment; or (2) the date of the Executive’s death. All payments, if any, that otherwise would have been paid within six (6) months of the date of the Executive’s termination of employment shall be accumulated during the applicable six (6) month period and shall be paid at the earliest date which complies with the requirements of Section 409A;

(v) The Company shall continue to provide the Executive and his covered dependents the insurance benefits they were receiving immediately prior to the termination of the Executive’s employment for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of termination of employment. The Company shall pay the monthly premiums or cost of such benefits in the time and manner required by the applicable plan or policy. Notwithstanding anything to the contrary herein, the continuation of each insurance benefit to be provided to the Executive and his covered dependents shall cease on the date the Executive becomes eligible for such insurance benefit(s) with another employer;

(vi) The Company shall continue to provide the Executive the retirement benefits he was receiving immediately prior to the termination of the Executive’s employment for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of termination of employment; and

(v) The Company shall continue to pay royalties in accordance with Section 3.2.

In the event that the Company is unable to provide the Executive (and his covered dependents) with any benefits (other than salary and bonuses) required pursuant to Section 5.4 (v) and/or (vi), then the Company shall pay the Executive cash equal to the value of the benefit that otherwise would have been paid for the insurance benefit(s) or accrued for the Executive’s benefit under the plan, respectively, for the period during which such benefits could not be provided under the plans, said cash payments to be made in a lump sum each month until such time as the benefits would otherwise terminate pursuant to this Section 5.4; provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A), no payment shall be made before the earlier of (1) the date that is six (6) months after the Executive’s termination of employment; or (2) the date of the Executive’s death. All payments, if any, that otherwise would have been paid within six (6) months of the date of the Executive’s termination of employment shall be accumulated during the applicable six (6) month period and shall be paid at the earliest date which complies with the requirements of Section 409A.

5.5 Voluntary Resignation. In the event the Executive voluntarily resigns as an employee of the Company, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of resignation, in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, and shall continue to pay to the Executive royalties in accordance with Section 3.2. Except as provided above and in Section 6.1 below, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of resignation, subject, however, to the provisions of Section 4.1). Notwithstanding the foregoing, to the extent the Executive terminates this Agreement (and his employment) for Good Reason, subject to Executive’s execution of a general release referred to in Section 5.8 hereof and subject to compliance with the covenants set forth in Section 6 hereof, the Company shall pay to the Executive the same payments to which the Executive would be entitled had the Company terminated his employment without Cause pursuant to Section 5.4 hereof. For purposes of this Section, the Executive shall have “Good Reason” to terminate this Agreement if the Company materially breaches this Agreement and fails to cure such breach within 30 days of receipt of notice by the Company from the Executive of such breach.

5.6 Change in Control. If a Change in Control of the Company occurs and the Executive continues to be employed with the Company (or its successor) on the thirtieth (30th) day after the date of such Change in Control, then the Executive shall be entitled to the following:

(i) Subject to the Executive’s execution of a general release referred to in Section 5.8 hereof and subject to compliance with the covenants set forth in Section 6 hereof, the Company shall continue to pay to the Executive the Base Salary he was receiving immediately prior to the Change in Control for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of the Change in Control. The Base Salary shall be paid in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time;

(ii) Subject to the Executive’s execution of a general release referred to in Section 5.8 hereof and subject to compliance with the covenants set forth in Section 6 hereof, the Executive shall continue to receive other payments for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of the Change in Control, the amount of which shall be determined in accordance with the terms and conditions set forth in Sections 2.4 and 3.3, whichever applicable, and in accordance with the terms and conditions of the Company’s Management Incentive Plan or other incentive compensation plan as may be adopted by the Company from time to time;

(iii) The Company shall continue to provide the Executive and his covered dependents the insurance benefits they were receiving immediately prior to the Change in Control for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of the Change in Control. The Company shall pay the monthly premiums or cost of such benefits in the time and manner required by the applicable plan or policy.

Notwithstanding anything to the contrary herein, the continuation of each insurance benefit to be provided to the Executive and his covered dependents shall cease on the date the Executive becomes eligible for such insurance benefit(s) with another employer; and

(iv) The Company shall continue to provide the Executive the retirement benefits he was receiving immediately prior to the Change in Control for a period of the greater of (1) the remaining period of time set forth in Sections 2.1 and/or 2.4 hereof, or (2) twelve (12) months following the date of the Change in Control.

In the event that the Company is unable to provide the Executive (and his covered dependents) with any benefits (other than salary and bonuses) required pursuant to Section 5.6 (iii) and/or (iv), then the Company shall pay the Executive cash equal to the value of the benefit that otherwise would have been paid for the insurance benefit(s) or accrued for the Executive’s benefit under the plan, respectively, for the period during which such benefits could not be provided under the plans, said cash payments to be made in a lump sum each month until such time as the benefits would otherwise terminate pursuant to this Section 5.6.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when any one person, or more than one person acting as a group (as defined in Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.

5.7 Compliance with Section 409A.

(i) General. It is the intention of both Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Company).

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employees if the Company is a Public Company at Separation from Service. The following shall only apply to the extent that the shares of stock of the Company (or any of its affiliates) are registered on an established securities market or otherwise at the time Executive incurs a separation from service:

(a) if (and only to the extent) any amounts payable to Executive on account of separation from service are considered deferred compensation under Section 409A and/or not within any specified exception from Section 409A, and the Executive is a “specified employee” at the time of separation from service, then no payment or benefit shall be made before the date that is six months after Executive’s separation from service (or death, if earlier). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

(b) for purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code).

(iv) No Acceleration of Payments. Neither Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) Taxable Reimbursements and In-Kind Benefits.

(a) Any reimbursements by Company to Executive of any eligible expenses pursuant to this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements) shall be made no later than the last day of the taxable year of Executive following the year in which the expense was incurred.

(b) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive under the Agreement, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

5.8 Release. Any payments due to Executive under this Article 5 (other than the accrued obligations) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request).

6. Restrictive Covenants.

6.1 Non-Competition. The Executive shall not, during his employment with the Company under Sections 2.1 and 2.4 and/or the expiration of the severance periods provided for in Sections 5.4 and 5.6 hereof (the “Restricted Period”), serve as or be a consultant to or employee, officer, agent, director, owner of more than five percent of any corporation, partnership or other entity which competes in any manner with or detracts from any orthopaedic implant business in which the Company or its subsidiaries or affiliates then engages (the “Business”) in any state or foreign country in which the Company sells, either directly or indirectly, its orthopaedic implant products or otherwise conducts business; provided however, that the Executive may devote his time and efforts to the business and affairs of any affiliate of the Company. Royalties shall be paid during any period of non-competition only in accordance with Section 3.2 hereof.

6.2 Nondisclosure. The Executive shall not, during the Restricted Period and thereafter, divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business, products or processes of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s products, processes, know-how, financial condition, prospects, technology, customers, methods of doing business and marketing and promotion of the Company’s products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information, designs and processes conceived, originated, discovered, invented or developed by the Executive) prior to or after the date hereof, and not generally known about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3 Nonsolicitation. The Executive shall not, during the Restricted Period, directly or indirectly, (i) solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates; nor (ii) solicit or accept business competitive with the Business from any customer or clients of the Company or its affiliates, from any prospective customers or clients whose business the Company or any affiliate of the Company is in the process of soliciting at the time the Executive’s employment with the Company terminated or ceased, or from any former customers or clients which has been doing business with the Company or its affiliates within one (1) year prior to the time the Executive’s employment with the Company terminated or ceased.

6.4 Books and Records. All books, records, manuals, notations, applications, accounts and similar repositories of Confidential Information of the Company, whether created, used, received or otherwise coming into the Executive’s possession during the course of the Executive’s employment hereunder, shall be the exclusive property of the Company and shall be immediately returned to the Company upon termination of this Agreement or at the Board’s request at any time.

6.5 Intellectual Property. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the term of Executive’s employment under this Agreement(including the term set forth in Section 2.4) either during the course of performing work for the Company or its clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, at the Company’s expense, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, and at its expense, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

6.6 Non-disparagement. Neither the Executive nor the Company shall, either publicly or privately, at any time during the Restricted Period and thereafter, disparage, defame or criticize the other.

6.7 Acknowledgement by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 6, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 6.9 hereof, and (ii) such damages as are provided at law or in equity.

6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court or competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction. Venue for any litigation brought to enforce this Agreement shall lie extensively in the state and federal courts in Alachua County, Florida.

8. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Exactech, Inc.
2320 N.W. 66th Court
Gainesville, Florida 32653
Attention: President

If to the Executive:	James W. Seegers, Esq.
Baker & Hostetler LLP
200 S. Orange Avenue, Suite 2300
Orlando, Florida 32801

or to such other addresses as either party hereto may from time-to-time give notice of to the other in the aforesaid manner.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and agreements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument which specifically refers to this Agreement which is signed by both the Company and the Executive.

10. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

11. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portion of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

12. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

14. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this agreement.

15. Recitals. The Recitals are incorporated by reference.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXACTECH, INC.

By:	/s/ Betty Petty
VP Human Resources and Administration

/s/ William B. Locander
Chairman, Compensation Committee

/s/ William Petty
William Petty, M.D., Chairman, CEO

The Compensation Committee of the Exactech Board of Directors approved this agreement on February 28, 2008.

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